Exhibit 1.1

CONFIDENTIAL

BID IMPLEMENTATION AND BUSINESS COMBINATION AGREEMENT

by and among

CANNA-GLOBAL ACQUISITION CORP.,

as Purchaser,

J. GERALD COMBS,
in the capacity as the Purchaser Representative,

NEW QUANTUM HOLDINGS PTY LTD.,

as the Company,

HYUN JONG CHUNG,
in his capacity as the Company Representative,

Dated as of June 15, 2023

Article I Takeover Bid		2

1.1	General Obligations.	2
1.2	Access to People and Information.	3
1.3	Implementation Obligations of Company.	3
1.4	Post-Closing Board.	3

Article II The Takeover Offer		4

2.1	Takeover Offer by Purchaser.	4
2.2	Conditions of the Takeover Offer.	4
2.3	Status of the Conditions.	4
2.4	Takeover Offer Period.	4
2.5	Variation.	5

Article III DOCUMENTATION AND RECOMMENDATION OF Company DIRECTORS		5

3.1	Purchaser’s obligations to prepare documentation.	5
3.2	Company’s Obligations to Prepare Documentation.	5
3.3	Provision of Information.	5
3.4	Recommendation of Company Directors.	5
3.5	Review of Bidder’s Statement and Target’s Statement.	6
3.6	Timetable.	6
3.7	Consent to Early Dispatch of Bidder’s Statement.	6
3.8	No Solicitation.	6

Article IV CONSIDERATION		8

4.1	Takeover Offer Consideration.	8
4.2	Preference Shares Consideration.	9

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER		9

5.1	Organization and Standing.	9
5.2	Authorization; Binding Agreement.	9
5.3	Governmental Approvals.	10
5.4	Non-Contravention.	10
5.5	Capitalization.	10
5.6	SEC Filings and Purchaser Financials.	11
5.7	Absence of Certain Changes.	12
5.8	Compliance with Laws.	12
5.9	Actions; Orders; Permits.	12
5.10	Taxes and Returns.	12
5.11	Employees and Employee Benefit Plans.	12
5.12	Properties.	13
5.13	Material Contracts.	13
5.14	Transactions with Affiliates.	13
5.15	Investment Company Act.	13
5.16	Finders and Brokers.	13
5.17	Ownership of Takeover Offer Consideration.	13
5.18	Certain Business Practices.	13
5.19	Insurance.	14
5.20	Purchaser Trust Account.	14
5.21	Independent Investigation.	14

Article VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		15

6.1	Organization and Standing.	15
6.2	Authorization; Binding Agreement.	15
6.3	Capitalization.	16
6.4	Subsidiaries.	16

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6.5	Governmental Approvals.	17
6.6	Non-Contravention.	17
6.7	Financial Statements.	17
6.8	Absence of Certain Changes.	19
6.9	Compliance with Laws.	19
6.10	Company Permits.	19
6.11	Litigation.	19
6.12	Material Contracts.	19
6.13	Intellectual Property.	21
6.14	Taxes and Returns.	23
6.15	Real Property.	24
6.16	Personal Property.	24
6.17	Title to and Sufficiency of Assets.	25
6.18	Employee Matters.	25
6.19	Benefit Plans.	26
6.20	Environmental Matters.	27
6.21	Transactions with Affiliates.	27
6.22	Insurance.	27
6.23	Books and Records.	28
6.24	Top Customers and Suppliers.	28
6.25	Certain Business Practices.	28
6.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts.	28
6.27	Investment Company Act.	29
6.28	Finders and Brokers.	29
6.29	Independent Investigation.	30
6.30	Information Supplied.	30
6.31	Disclosure.	30
6.32	Notice of Claims.	30
6.33	Company to Consider Claims.	30
6.34	Small Claims.	31
6.35	Time Limits for Claims.	31
6.36	General Limits on Types of Claims.	31
6.37	Purchaser Must Pursue Third Party.	32
6.38	Benefits Received.	32
6.39	Mitigation.	32
6.40	Other Actions.	32
6.41	Materiality Adverse Effect.	32

Article VII COVENANTS		32

7.1	Access and Information.	32
7.2	Conduct of Business of the Company.	33
7.3	Conduct of Business of Purchaser.	35
7.4	Annual and Interim Financial Statements.	37
7.5	Purchaser Public Filings.	37
7.6	No Trading.	37
7.7	Notification of Certain Matters.	38
7.8	Efforts.	38
7.9	Tax Matters.	39
7.10	Further Assurances.	40
7.11	The Registration Statement.	40
7.12	Public Announcements.	42
7.13	Confidential Information.	42
7.14	Documents and Information.	43
7.15	Post-Closing Board of Directors and Executive Officers.	43
7.16	Indemnification of Directors and Officers; Tail Insurance.	44
7.17	Use of Trust Account Proceeds.	44

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7.18	PIPE Investment.	44
7.19	New Equity Incentive Plan.	45
7.20	Purchaser Completion Obligation.	45
7.21	Company Closing Obligations.	46

Article VIII NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		47

Article IX CLOSING CONDITIONS		48

9.1	Conditions to Each Party’s Obligations.	48
9.2	Frustration of Conditions.	48

Article X TERMINATION AND EXPENSES		49

10.1	Termination.	49
10.2	Effect of Termination.	49
10.3	Fees and Expenses.	50
10.4	Reserved.	50
10.5	Limitation of Liability for Acquisition Parties.	50
10.6	Limitation of Liability of Company Representative and Purchaser Representative.	50

Article XI WAIVERS AND RELEASES		50

11.1	Waiver of Claims Against Trust.	50
11.2	Release and Covenant Not to Sue.	51

Article XII MISCELLANEOUS		52

12.1	Notices.	52
12.2	Binding Effect; Assignment.	53
12.3	Third Parties.	53
12.4	Arbitration.	53
12.5	Governing Law; Jurisdiction.	54
12.6	WAIVER OF JURY TRIAL.	54
12.7	Specific Performance.	54
12.8	Severability.	54
12.9	Amendment.	54
12.10	Waiver.	55
12.11	Entire Agreement.	55
12.12	Interpretation.	55
12.13	Counterparts.	56
12.14	Purchaser Representative.	56
12.15	Company Representative.	57
12.16	Legal Representation.	58

Article XIII DEFINITIONS		60

13.1	Certain Definitions.	60

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INDEX OF ANNEXES

Annex	Description
Annex I	List of Company Shareholders
Annex II	List of Preference Shareholders
Annex III	List of Lock-up Shareholders

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of New Equity Incentive Plan
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Extension Escrow Agreement
Exhibit G	Letter of Transmittal
Exhibit H	Joinder Agreement

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BID IMPLEMENTATION AND BUSINESS COMBINATION AGREEMENT

This Bid Implementation and Business Combination Agreement (this “Agreement”) is made and entered into as of June 15, 2023 by and among (i) Canna-Global Acquisition Corp, a company incorporated in Delaware (together with its successors, “Purchaser”), (ii) J. Gerald Combs, solely in his capacity as the representative from and after the Effective Time (as defined below) for the stockholders of Purchaser in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) New Quantum Holdings Pty Ltd., an Australian company with Australian Company Number (ACN) 628 253 743 (the “Company”), and (iv) Hyun Jong Chung, solely in his capacity as the representative from and after the Effective Time (as defined below) for the Company in accordance with the terms and conditions of this Agreement (the “Company Representative”). Purchaser, the Purchaser Representative, the Company and the Company Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Company, directly and indirectly through its subsidiaries, is a provider of a core and digital wealth management platform that offers Software-as-a-Service (“SaaS”) products to manage investment portfolios efficiently for the financial services industry;

B. Purchaser is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

C. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser proposes to acquire all of the issued and outstanding ordinary class shares of the Company (the “Company Shares”) by way of a Takeover Bid and to effect a business combination whereby upon the terms and subject to the conditions of this Agreement, in accordance with Section 251(h) of the Delaware General Corporations Law (the “DGCL”), as soon as practicable following the registration of the Company Shares in Purchaser’s name under the Companies Act (the “Effective Time”) and pursuant to or in connection with the Takeover Bid, each Company Share issued and outstanding immediately prior to the Effective Time shall be transferred to Acquirer in exchange for the right of each holder of the Company Shares (each, a “Company Shareholder”) to receive, such number of newly issued Purchaser Shares as determined in accordance with this Agreement;

D. Ownership of the Company Shares will also give Purchaser indirect ownership of the Company’s subsidiaries, including New Quantum Pty Ltd., ACN 632 007 571, VueNow Pty Ltd., ACN 637 057 106, NQ Dealer Pty Ltd., ACN 636 578 544, and Licorish Pty Ltd., ACN 653 970 720. Furthermore, Company has agreed to acquire 80% of the ordinary shares on issue in Morrison Securities Pty Limited, ACN 001 430 342 (“Morrison”) pursuant to a share purchase agreement dated on or around June 5, 2023 (“Morrison Transaction”), Purchaser shall also have indirect ownership of 80% of Morrison (collectively, the “Company Subsidiaries”);

E. The boards of directors of the Company and Purchaser have each (i) determined that the Takeover Bid is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Takeover Bid, upon the terms and subject to the conditions set forth herein (the “Transactions”), and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Transactions contemplated hereby, including the Takeover Bid (subject only to the qualification that no Superior Proposal emerges);

F. At or prior to the Effective Time, and as a condition and an inducement to Purchaser and the Company entering into this Agreement, specified stockholders of Purchaser are entering into and delivering a Sponsor Support Agreement, substantially in the form attached hereto as Exhibit A (each, a “Sponsor Support Agreement”), pursuant to which each such Purchaser stockholder has agreed (x) not to transfer or redeem any shares of Purchaser Common Stock held by such Purchaser stockholder in accordance with the Insider Letter, (y) to vote in favor of this Agreement and the Transactions at Purchaser Special Meeting in accordance with the Insider Letter and (z) waive any adjustment to the conversion ratio set forth in Purchaser Certificate of Incorporation or any other anti-dilution or similar protection with respect to such Purchaser’s Class B Common Stock (whether resulting from the Transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the Transactions contemplated hereby); and

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G. At or prior to the Effective Time, the Company Shareholders holding at least 1% of the Company Shares at Closing (the “Lock-up Shareholders”) have entered into a Lock-Up Agreement with Purchaser, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”) and (b) simultaneously with the execution and delivery of this Agreement, Significant Company Holders, Key Executives and Key Employees have entered into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as of the Closing. For illustrative purposes, the Company Shareholders holding at least 1% of the Company Shares at the date of this Agreement are listed under Annex III, but note that the Company must provide the Purchaser a revised list at least 5 days prior to the Closing;

H. At or prior to the Effective Time, Purchaser, the Sponsor, the Significant Company Holders and their respective Affiliates, shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit E (each, a “Registration Rights Agreement”), which shall be effective as of Closing;

I. At or prior to the Effective Time , the Company has deposited USD$319,846.95 the first installment of the escrow amount (the “Escrow Amount”) with the Escrow Agent (as defined below) pursuant to an Extension Escrow Agreement, the form of which is attached as Exhibit F hereto (the “Extension Escrow Agreement”); At or prior to the Effective Time, Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form attached hereto as Exhibit G (a “Letter of Transmittal”) (which shall specify that the delivery of Company Shares in respect of the Takeover Offer Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and required documents specified in the Letter of Transmittal (the “Transmittal Documents”)), to the Exchange Agent for use in such exchange;

J. At or prior to the Effective Time, Significant Company Holders shall enter into a Joinder Agreement substantially in the form attached hereto as Exhibit H (each, a “Joinder Agreement”), agreeing in writing to be bound by any and all of the terms and conditions of this Agreement, which shall be effective as of the Effective Time;

K. At the Effective Time, each Company Convertible Note that is at such time outstanding shall, by virtue of the Business Combination pursuant to the terms of each Company Convertible Note, and without any action on the part of Purchaser, the Company, the holder of such Company Convertible Note or any other Person, be assumed by Purchaser;

L. On and from the date of this Agreement, the parties agree to use their reasonable endeavours for a period of six (6) months to procure that the Preference Shareholders agree to sell their Redeemable Preference Shares in the Company to the Purchaser by way of private treaty sale on substantially the same terms outlined in this Agreement; and

M. Certain capitalized terms used herein are defined in Article XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
Takeover Bid

1.1 General Obligations. The Company and Purchaser must each:

(a) use all reasonable endeavors and commit necessary resources (including management and the resources of external advisers); and

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(b) procure that its Representatives work in good faith and in a timely and co-operative fashion with the other party and its Representatives (including by attending meetings and by providing such records and information as the other party reasonably requires), to implement the Takeover Bid in accordance with the terms and conditions set out in this Agreement.

1.2 Access to People and Information.

(a) Between the date of this Agreement and the earlier of the end of the Takeover Offer Period and the date this Agreement is terminated, the Company and Purchaser (each, an “Acquisition Party”) must, to the extent reasonably required to implement the Takeover Bid:

(i) as soon as reasonably practicable provide the other Acquisition Party and its Representatives with any documents, records, and other information reasonably requested by them; and

(ii) provide the other Acquisition Party and its Officers and Advisers with reasonable access within normal business hours to the other Acquisition Party’s Officers and Advisers which the Party reasonably requires for the purposes of (A) further understanding the other Party’s financial position (including its working capital position), trading performance and management control systems, (B) implementing the Takeover Bid, (C) preparing for carrying on the business of Company and Purchaser following implementation of the Takeover Bid and (D) any other purpose which is agreed in writing between the parties.

(b) The obligations in Section 1.2 (a), do not apply to the extent that:

(i) in respect of Company, the access or information is connected to the Company Board’s deliberations in relation to the transactions contemplated by this Agreement, or confidential information connected to a Competing Proposal which the Company is prohibited from disclosing; and

(ii) in respect of Purchaser, the access or information is connected to the Purchaser Board’s deliberations in relation to the transactions contemplated by this Agreement.

(c) Each Acquisition Party must:

(i) keep all information obtained by it under this Section 1.2 confidential (except to the extent that disclosure of that information is required to be made by law, including in the Bidder’s Statement or Target’s Statement);

(ii) provide the other Party with reasonable notice of any request for information or access; and

(iii) comply with the reasonable requirements of the other Party in relation to any access granted.

1.3 Implementation Obligations of Company. Company must provide all necessary information about the Company’s Register of Shareholders to Purchaser that Purchaser reasonably requires in order to assist Purchaser to solicit acceptances under the Takeover Bid.

1.4 Post-Closing Board.

(a) Subject to the terms of Purchaser’s Organizational Documents, Purchaser shall take all such action within its power as may be necessary or appropriate such that as soon as practicable after Purchaser has a Relevant Interest in more than 90% of the Company Shares and the Takeover Offer has become unconditional or is declared by Purchaser to be free of all Conditions, the board of directors of Purchaser shall consist of five (5) members including (i) one member of the board of Purchaser continuing in office from prior to the Effective Time who will be selected by Purchaser, which, if requested by the Company, shall be an independent director within the meaning of Nasdaq Rule 5605(a)(2), and (ii) four directors designated by the Company, with at least two being independent directors within the meaning of Nasdaq Rule 5605(a)(2) (the “Post-Closing Directors”. If the Company does not require the Purchaser nominated member of the board to be an independent director, then the Company will ensure that it has appointed at least three independent directors within the meaning of Nasdaq Rule 5605(a)(2));

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(b) With respect to the Post-Closing Directors, Purchaser must procure:

(i) Purchaser shareholder approval;

(ii) the receipt by Purchaser of a consent to act as a director of Purchaser from the Post-Closing Directors; and

(iii) the finalization of the terms of the Post-Closing Directors’ appointment as an executive director of Purchaser, which shall be substantially similar to those of the other members of Purchaser’s Board of Directors.

(c) Section 1.4(a) and (b) are subject always to:

(i) a proper board being constituted at all times; and

(ii) Purchaser procuring that its appointee to the Company Board does not participate in decisions of Company in relation to the Takeover Bid until after the End Date and a quorum remains for that purpose.

Article II
The Takeover Offer

2.1 Takeover Offer by Purchaser. Purchaser must, by no later than the Takeover Offer Date, and in any event as soon as reasonably practicable, make the Takeover Offer to all Company Shareholders in respect of all of their Company Shares on the terms of this Agreement or terms no less favorable to Company Shareholders than the terms of this Agreement and otherwise in accordance with all applicable provisions of the Australian Act.

2.2 Conditions of the Takeover Offer.

(a) The Takeover Offer and any contract which results from its acceptance will be subject to the Conditions.

(b) Purchaser may waive the satisfaction of any Condition in its sole discretion, other than the Conditions in Sections 9.1(b),9.1(f), 9.1(g) and 9.1(j), which may only be waived with consent of the Company.

2.3 Status of the Conditions.

(a) Subject to Section 2.3 (b), Purchaser must notify the Company whether all the Conditions have been satisfied or waived by the Record Date.

(b) Subject to any statutory or fiduciary duty under the Australian Act or any other Law, each Party must use all reasonable endeavors to satisfy the Conditions as soon as practicable after the date of this Agreement. Each Party must not do or cause (or omit to do) anything which will, or is likely to, result in any of the Conditions being breached, or not being able to be, satisfied. If any event occurs or becomes apparent which would cause any of the Conditions to be breached or prevent them from being able to be satisfied, each Party must notify other Parties in writing of the event or circumstance as soon as reasonably practicable after they become aware of the event or circumstance, and the Parties must negotiate in good faith to seek to rectify that position. Each Party must, as far as reasonably practicable, consult with other Parties within a reasonable time in advance of any action which is likely to cause a breach of the Conditions or prevent them from being able to be satisfied.

2.4 Takeover Offer Period. The Parties intend that the Takeover Offer Period will be one month from the Takeover Offer Date but acknowledge and agree that the Takeover Offer Period may be extended by Purchaser at its discretion or automatically, in accordance with the Australian Act.

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2.5 Variation.

(a) Purchaser may vary the Takeover Offer only in accordance with the Australian Act.

(b) Subject to the Australian Act, Purchaser may declare the Takeover Offer to be free from any Condition or extend the Takeover Offer Period at any time.

Article III
DOCUMENTATION AND RECOMMENDATION OF Company DIRECTORS

3.1 Purchaser’s obligations to prepare documentation.

(a) Purchaser will prepare:

(i) the Bidder’s Statement; and

(ii) an acceptance form for the Takeover Offer,

in each case consistent with Sections 4.1 and 2.2 and in accordance with the Australian Act. Company will provide Purchaser with reasonable assistance to prepare the Bidder’s Statement.

(b) Purchaser agrees to do and to procure its Officers to do such things as are reasonably necessary to prepare the Bidder’s Statement, its lodgment with ASIC and dispatch to Company Shareholders in accordance with the Timetable, subject to Company granting any necessary consents and ASIC granting any necessary modifications.

3.2 Company’s Obligations to Prepare Documentation.

(a) Company will prepare the Target’s Statement in response to the Takeover Offer in accordance with the Australian Act.

(b) Company agrees to do and to procure its Officers to do such things as are reasonably necessary to prepare the Target’s Statement, its lodgment with ASIC and dispatch to Company Shareholders in accordance with the Timetable, subject to Purchaser granting any necessary consents and ASIC granting any necessary modifications.

3.3 Provision of Information. Each Acquisition Party agrees that it will provide to the other Acquisition Party such information (including Confidential Information on the terms set out in this Agreement) as is reasonably required by the other party in order to enable the other party to fulfil its obligations under this Agreement, including, but not limited to, the preparation of the Bidder’s Statement and Target’s Statement.

3.4 Recommendation of Company Directors. Company represents and warrants that:

(a) the Company Board will recommend that all Company Shareholders accept the Takeover Offer, subject to there being no Superior Proposal;

(b) it has been informed by each of the directors of Company that they intend to accept the Takeover Offer immediately upon the Takeover Offer becoming open for acceptance in respect of all Company Shares owned or controlled by that director, subject to there being no Superior Proposal; and

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(c) it has been informed by each of the directors of Company that they will not withdraw, revise, revoke or qualify, or make any public statement inconsistent with, the recommendation in Section 3.4(a) unless a Superior Proposal emerged.

3.5 Review of Bidder’s Statement and Target’s Statement.

(a) Purchaser agrees that it will provide Company with a reasonable opportunity to review the final draft of its Bidder’s Statement and any supplementary Bidder’s statements and Company agrees that it will provide Purchaser with a reasonable opportunity to review the final draft of its Target’s Statement and any supplementary Target’s statements; and

(b) each Party agrees to consider in good faith, and consult in relation to, all reasonable and timely comments received from the other and its Advisers and make such changes to its statement as are reasonably required by the other.

3.6 Timetable. Each Party agrees to use its reasonable endeavors to comply with the Timetable.

3.7 Consent to Early Dispatch of Bidder’s Statement. Company agrees (by authority of its directors) that the Takeover Offer and accompanying documents to be sent by Purchaser under the Takeover Bid under item 6 of section 633(1) of the Australian Act may (subject to agreement with Company) be sent earlier than the date for sending under item 6 of section 633(1) of the Australian Act as contemplated in the Timetable.

3.8 No Solicitation.

(a) Takeover Proposal. The Company shall not, and shall direct and cause its Subsidiaries and the Company’s and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 3.8(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) except where the Company Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause the Company Board to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 3.8, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 3.8 by any Representative of the Company or its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 3.8 by the Company.

(b) Superior Proposal. Notwithstanding Section 3.8(a), prior to Purchaser obtaining the Requisite Company Vote (if applicable), the Company Board, directly or indirectly through any Representative, may, subject to Section 3.8(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Purchaser); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would cause the Company Board to be in breach of its fiduciary duties under applicable Law.

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(c) Notification to Purchaser. The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 3.8(b) unless the Company shall have delivered to Purchaser a prior written notice advising Purchaser that it intends to take such action. The Company shall notify Purchaser promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Purchaser fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Purchaser with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Purchaser, copies of such information.

(d) Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by this Section 3.8, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Requisite Company Vote (if applicable), the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement that did not result from a breach of this Section 3.8, if:

(i) the Company promptly notifies Purchaser, in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement;

(ii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal;

(iii) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Purchaser, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Superior Proposal Notice Period subsequent to the time the Company notifies Purchaser of any such material revision (it being understood that there may be multiple extensions)); and

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(iv) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Purchaser during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law.

Article IV
CONSIDERATION

4.1 Takeover Offer Consideration.

Subject to and upon the terms and conditions of this Agreement, in full payment for the Company Shares, Purchaser shall issue and deliver to the Company Shareholders that number of Purchaser Class A Common Stock determined as follows: (i) Eight Hundred Million U.S. Dollars ($800,000,000), plus (or minus if negative) (ii) (A) the Net Working Capital less (B) the Company Net Working Capital Amount minus (iii) the Closing Net Debt, minus (iv) the amount of any unpaid Transaction Expenses, and plus (v) the SPAC Closing Net Debt, and plus (vi) the Escrow Amount (but only the amounts that have been actually paid and to the extent that this has not already been counted in the calculation of the SPAC Closing Net Debt), with the aggregate of items (i) to (vi) being divided by $10.00 being the value of each share of Purchaser Class A Common Stock (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing) (the “Consideration Shares”). Each Company Shareholder shall receive that number of Consideration Shares based on the number of Company Ordinary Shares owned by such Company Shareholder, divided by the total number of Company Shares owned by all Company Shareholders (such percentage being each such Company Shareholder’s “Pro Rata Share”) as set forth opposite the name of each Company Shareholder on Annex I. For the avoidance of doubt, no cash consideration is payable by Purchaser for Exchange Consideration.

“Calculation Date” means the earlier of October 31, 2023, and seven (7) days prior to Closing.

“Closing Net Debt” means as of the Calculation Date, the aggregate amount of all financial indebtedness (whether or not due and payable at that time and including accrued but unpaid interest and other charges and costs relating to that financial indebtedness) of the Company less the aggregate of all cash and cash equivalents of the Company.

“Company Net Working Capital Amount” means “Two Million US Dollars (USD$2,000,000)”.

“Net Working Capital” means as of the Calculation Date, (i) all current assets of the Target Companies (except the Company’s interest in the asset of Morrison), on a consolidated basis, minus (ii) all current liabilities (excluding the liabilities of Morrison, Closing Net Debt and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “Current Assets” will exclude, without duplication, any cash or cash equivalents and any receivable from a Company Shareholder.

“SPAC Closing Net Debt” means as of the Calculation Date, the aggregate amount of all financial Indebtedness and Liabilities (whether or not due and payable at that time and including accrued but unpaid interest, expenses, and other charges and costs relating to that financial Indebtedness and Liabilities relating to transactions contemplated hereby) of the Purchaser less the aggregate of all cash and cash equivalents of the Purchaser.

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4.2 Preference Shares Consideration.

Subject to and upon the terms and conditions of this Agreement, on and from the date of this Agreement, the parties agree to use their reasonable endeavours for a period of six (6) months to procure that the holders of the Redeemable Preference Shares (the “Preference Shareholders”) agree to sell their Redeemable Preference Shares in the Company to the Purchaser by way of private treaty sale for total consideration of Class A Common Stock equal in value to US$5,000,000 (“Preference Share Consideration”).

Subject to entry into a formalised agreement by private treaty, each Preference Shareholder will receive that proportion of Preference Share Consideration as set forth opposite the name of each Preference Shareholder on Annex II (as adjusted to account for any redemption of the Redeemable Preference Shares). For the avoidance of doubt, no cash consideration is proposed to be paid by Purchaser to the Preference Shareholders for the Redeemable Preference Shares.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company as of the date of this Agreement and as of the End Date, as follows:

5.1 Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Business Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its stockholders, (ii) approved this Agreement and the Business Combination and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to Purchaser’s stockholders for adoption and (iv) resolved to recommend that Purchaser’s stockholders adopt this Agreement.

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5.3 Governmental Approvals. Except as otherwise described in Schedule 5.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

5.4 Non-Contravention. Except as otherwise described in Schedule 5.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser, or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

5.5 Capitalization.

(a) Purchaser is authorized to issue 220,000,000 shares of common stock, including 200,000,000 shares of Purchaser Class A Common Stock and 20,000,000 shares of Purchaser Class B Common Stock, par value $0.000001 per share; and is authorized to issue 2,000,000 Purchaser Preferred Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 5.5 (a). There are no issued or outstanding Purchaser Preferred Shares. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 5.5 (a) or Schedule 5.5 (b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 5.5 (b), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 5.5 (c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

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(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

5.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Purchaser Public Units, Purchaser Common Stock and Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet, are included in all material respects in Purchaser Financials as of the date of such Purchaser Financials.

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5.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 5.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since April 12, 2021, not been subject to a Material Adverse Effect on Purchaser.

5.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. To the best of its Knowledge, Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Purchaser has not previously received any subpoenas from any Governmental Authority.

5.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

5.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Purchaser Financials have been established in accordance with GAAP. Purchaser has complied with all applicable Laws relating to Taxes. Schedule 5.10 (a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

5.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

5.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or material Personal Property.

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5.13 Material Contracts.

(a) Except as set forth on Schedule 5.13 (a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

5.14 Transactions with Affiliates. Schedule 5.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof.

5.15 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

5.16 Finders and Brokers. Except as set forth on Schedule 5.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, or to Purchaser’s Knowledge from the Target Companies, or from any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

5.17 Ownership of Takeover Offer Consideration. All shares of Purchaser Class A Common Stock to be issued and delivered to the Company Shareholders as Takeover Offer Consideration in accordance with Article IV shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Shareholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.18 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

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(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.19 Insurance. Schedule 5.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

5.20 Purchaser Trust Account. As of May 22, 2023, the Trust Account has a balance of no less than $25,295,453. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to Purchaser Certificate of Incorporation (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the End Date, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

5.21 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

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Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”) (ii) the public records (including any records maintained by any Governmental Authority (including an Australian Government Authority) that are available for inspection by the public including (A) ASIC’s records; (B) any records in respect of land or real property in any state and territory in Australia; (C) the personal property securities register established under the Personal Property Securities Act 2009 (Cth); (D) and IP Australia), (for patents, registered designs and trade marks); (E) WhoIs (for domain names); and (F) any courts of Australia; (iii) all documents contained in the Data Room as at the Cut-Off Time; (iv) the contents of this Agreement and the Ancillary Documents (including, without limitation, all exhibits, schedules, annexures, attachments and appendices to this Agreement) and (v) all written answers given by the Company to the Purchaser, including any emails and the due diligence request list from Rimon, P.C., the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the End Date, as follows:

6.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Australia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 6.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining any approvals required by the Company pursuant to its Organizational Documents and Australian Act. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents, the Australian Act, any other applicable Law, or any Contract to which the Company or any of its shareholder is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby, except approval by the Company’s board of directors, shareholders and other approvals required by the Australian Act and any other applicable Law. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Business Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Business Combination and the other transactions contemplated by this Agreement in accordance with the Australian Act, (iii) directed that this Agreement be submitted to the Company Shareholders for adoption and (iv) resolved to recommend that the Company Shareholders adopt this Agreement.

6.3 Capitalization.

(a) The Company has (a) 7,498,928 ordinary shares and (b) 4,023,000 Redeemable Preference Shares issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Share and other equity interests of the Company are set forth on Schedule 6.3 (a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable Law. All of the issued and outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Australian Act, any other applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury directly or indirectly. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The Company’s Redeemable Preference Shares constitute 5% or less of the value of the Company’s issued and outstanding equity interests on a fully diluted basis.

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(b) Schedule 6.3 (b) sets forth the beneficial and record owners of all outstanding Company Convertible Securities (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) prior to the Business Combination. Other than as set forth on Schedule 6.3 (b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3 (b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s issued and outstanding securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 6.3 (b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since March 31, 2023 the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(d) Except as set forth in Schedule 6.3(a) or Schedule 6.3(d) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.3(d), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any shares of the Company.

6.4 Subsidiaries. Schedule  6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests, and (d) the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Schedule 6.4 sets forth all options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. Except as set forth on Schedule 6.4, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, (i) the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, (iii) there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s or any Target Company’s Organizational Documents, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to be material to any Target Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform the Company’s or any such Target Company’s obligations hereunder or thereunder.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2022, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”), and (ii) the Company prepared unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of March 31, 2023 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the three months then ended. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies, as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7 (c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 6.7 (c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 6.7 (d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) obligations for further performance under any Contract to which a Target Company is a party.

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8, since the Interim Balance Sheet Date, the Company and each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of Purchaser.

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6.9 Compliance with Laws. Since December 31, 2020, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, during the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 6.9, “material” shall mean material to the Company and its Subsidiaries taken as a whole.

6.10 Company Permits. The Company and each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; and to own, lease and operate its assets and properties; and to market and sell its products (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 6.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12 (a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12 (a), a “Company Material Contract”) that:

(b) contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(c) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(d) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(e) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(f) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(g) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(h) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least of $250,000 per year or of $1,000,000 in the aggregate;

(i) is with any Top Customer or Top Supplier;

(j) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(k) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(l) obligates the Target Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(m) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $250,000;

(n) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(o) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(p) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(q) is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xv) above.

(r) Except as disclosed in Schedule 6.12 (b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

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6.13 Intellectual Property.

(a) Schedule 6.13 (a)(i) sets forth: (i) all Patents, Trademarks and service mark registrations and applications, Copyright registration and applications, and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 6.13 (ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 6.13 (a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 6.13 (c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

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(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of a Target Company) of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law.

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(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the End Date, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the End Date.

(h) No Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the End Date.

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(j) No Target Company has requested or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (“Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. Except as set forth on Schedule 6.15, no Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases) (the “Owned Real Property”).

6.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company or any personal property used by any Target Company personnel in the performance of their duties for a Target Company from their residence in order to comply with applicable Covid-19 restrictions (“Covid-19 Restrictions”). The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

6.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

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6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18 (a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18 (a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18 (b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 6.18 (b), there are no Actions pending or threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18 (c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)); (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2022; and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2022. Except as set forth on Schedule 6.18 (c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will,” and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18 (c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

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(d) Schedule 6.18 (d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration. Except as set forth on Schedule 6.18 (d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 6.18 (d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition, and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19 (a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.19 (a), no Target Company has ever maintained or contributed to (or had an obligation to contribute to) and Benefit Plan, whether or not subject to the provisions of ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, and the requirements of all applicable Laws, and has for the past three (3) years been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. To the Company’s Knowledge, no Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

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(g) All Company Benefit Plans can be terminated at any time prior to the End Date without resulting in any Liability to Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.20 Environmental Matters.

Except as set forth in Schedule 6.20:

(a) Each Target Company, except for matters which have been fully resolved, is and has been in compliance in all material respects with all applicable Environmental Laws in force from time to time, and none of the Target Company is subject to any current Environmental Liabilities relating to any material non-compliance with Environmental Laws (such materiality assessed with respect to a Company Material Adverse Effect).

(b) There has been no material release of any Hazardous Materials by the Target Company at, in, on or under any Real Property or Leased Real Property, or in connection with the Target Company’s operations off-site of the Owned Real Property or Leased Real Property.

6.21 Transactions with Affiliates. Except as set forth on Schedule 6.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 6.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company, other than personal property used by service providers to the Target Companies while working from home under Covid-19 Restrictions. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person. No Related Person that is not a Target Company owns any asset used by any Target Company in operating its business.

6.22 Insurance.

(a) Schedule 6.22 (a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the End Date. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22 (b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the date hereof, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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6.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

6.24 Top Customers and Suppliers. Schedule 6.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

6.25 Certain Business Practices.

(a) No Target Company, nor to the Knowledge of the Company any of their respective Representatives acting on their behalf within the past five years has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the applicable anti-corruption or bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. No Target Company, nor to the Knowledge of the Company any of their respective Representatives acting on their behalf has within the past five years directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

6.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) Except as set forth on Schedule 6.26(a):

(i) Neither the Company, nor, the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or other protected information, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or other protected information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or other protected information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company), and (iii) no data subject has ever made any data subject access requests to the Company.

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(b) To the Knowledge of the Company, all activities conducted by the Company with respect to any Personal Data or other protected information are permitted under the Contracts relating to Personal Data or other protected information.

(c) To the Knowledge of the Company, each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

(d) The Company has obtained all necessary consents for the collection, use, and disclosure of personal information. Specifically, where applicable, to the Knowledge of the Company all Personal Data transfers have met the data transfer restrictions and requirements for transfer of Personal Data to jurisdictions outside the country of any data subject, including employees, as evidenced by either specific and well documented data subject consent or standard contractual clauses, if applicable. The Company has taken all measures required by the laws of a given country for the transfer and protection of sensitive Personal Data.

(e) To the Knowledge of the Company, all its officers, directors, managers, employees, agents, subcontractors, consultants, or vendors to whom Company has given access are held and contractually bound to the same standards of data subject protections as would be applied to the Company.

(f) The Company does not monetize the Personal Data of any data subjects, and it does not receive any payments, consideration or other form of non-monetary payment in exchange for the production of Personal Data to any third parties.

(g) The Company has implemented reasonable security measures to protect Personal Data.

(h) To the Knowledge of the Company, it has not experienced any data breaches or security incidents that have resulted in unauthorized access to Personal Data.

6.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

6.28 Finders and Brokers. Except as set forth in Schedule 6.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, any Target Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

6.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

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6.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority (including SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s stockholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the End Date Press Release and the End Date Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

6.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Share, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser, Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser, Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

6.32 Notice of Claims. If, after the date of this Agreement (a) Purchaser becomes aware of any matter that may give rise to a Warranty Claim, or (b) Purchaser becomes aware of a matter that may give rise to a Warranty Claim as a result of a Third Party Claim made or threatened by a Third Party against Purchaser or the Company, then Purchaser must notify the Company in writing with details of the matter and an estimate of the amount involved as soon as practicable, and in any event no more than 14 days, after Purchaser becomes aware of the matter. If Purchaser intends to make a Warranty Claim, it must notify the Company in writing of that Warranty Claim with details of the matter giving rise to the Claim and the amount claimed (“Claim Notice”).

6.33 Company to Consider Claims. The Company must notify Purchaser within 21 days after receipt of a Claim Notice, indicating whether it admits or denies the relevant Claim (in whole or in part).

6.34 Small Claims. Purchaser cannot make a Warranty Claim unless and until both: (i) the value of that Claim (including any one of a series of Claims arising from the same event or circumstance) is more than USD $250,000 (“Minimum Single Claim Amount”); and (ii) the aggregate of all of Purchaser’s Claims is more than USD $3,000,000 (“Minimum Aggregate Claim Amount”), in which event the Purchaser may claim the entire amount of the Claim. For the avoidance of doubt, this Section does not apply to any Warranty Claims arising from a breach of any Title and Capacity Warranty.

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6.35 Time Limits for Claims. Purchaser cannot make a Warranty Claim unless it has complied with the notice requirements in Section 6.31 for any Warranty Claim and on or before the expiration of 2 years after Closing: (a) Purchaser has commenced court proceedings relating to the Warranty Claim; (b) if agreed between the parties, Purchaser has commenced an alternative dispute resolution process relating to the Warranty Claim; or (c) the Company admits the Warranty Claim.

6.36 General Limits on Types of Claims. To the maximum extent permitted by Law, Purchaser cannot make a Warranty Claim to the extent that:

(a) a provision, reserve or accrual has been made in the Company Financials in connection with the matter giving rise to the Claim;

(b) the Claim results from, or the amount of the Claim is increased because of, new Law or a change in the Law or in its interpretation, in each case taking effect on or after the date of this Agreement;

(c) the Claim results from, or the amount of the Claim is increased because of, an increase in a rate of Tax either in Australia, or additional Tax becoming payable in any other jurisdiction on or after the date of this Agreement;

(d) the Claim results from the loss of any, or the loss of access to any, Tax attribute including any losses, deductions, credits, rebates or offsets, as a result of the Closing;

(e) the Claim relates to a matter that is timing in nature such that a benefit arises to Purchaser in a different period;

(f) the Claim is in respect of a matter that results in: (i) a reduction in the Tax that would otherwise be payable by Purchaser; or (ii) an increase in any Tax attribute, including any losses, deductions, credits, rebates or offsets, to which Purchaser has access;

(g) the Claim arises from any act or omission by or on behalf of the Company before the Closing that was done or made with the written consent or at the written direction or instruction of Purchaser;

(h) the Claim results from, or the amount of the Claim is increased because of, any change in generally accepted accounting policies and practices on or after the date of this Agreement;

(i) the Claim arises directly or indirectly because of any voluntary, wrongful or negligent act or omission of Purchaser, its agents, employees or contractors on or after the date of this Agreement;

(j) the Claim arises because of a thing the Company did or did not do before Closing at Purchaser’s request or with its consent;

(k) the Claim increases because Purchaser has unreasonably failed to mitigate its loss;

(l) the matter giving rise to the Claim is remedied without cost to Purchaser;

(m) the Claim is for loss of profits, economic loss, loss of business opportunity, loss of anticipated profits, loss or damages resulting from wasted management time or any special, indirect or other consequential loss or damage;

(n) the Claim is in respect of any forecast, estimate, projection or other statement which relates to the future; or

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(o) Purchaser is reasonably compensated (by any other person) for the matter giving rise to the Claim.

6.37 Purchaser Must Pursue Third Party. If Purchaser recovers an amount under Sections 6.32, 6.33, 6.34, 6.35, 6.36, 6.37, 6.38, 6.39 and 6.40 in connection with a matter and it subsequently becomes entitled to claim an amount from a Third Party in connection with that matter, Purchaser must use reasonable endeavors to enforce its Claim against the Third Party to a reasonable extent.

6.38 Benefits Received. Purchaser must promptly reimburse the Company if: (i) Purchaser recovers an amount under this Agreement in respect of a Warranty Claim; and (ii) Purchaser or the Company then receives an amount or reimbursement from a Third Party including a Government Authority and this amount or reimbursement would have reduced the amount recovered by Purchaser if it had been received before the recovery. The amount Purchaser must reimburse to the Company is equal to the amount Purchaser or the Company receives from the Third Party including a Government Authority (less any costs reasonably incurred in obtaining the amount).

6.39 Mitigation. Purchaser must take reasonable action to mitigate any loss, Liability, costs or other damage suffered as a result of a breach of a Company Warranty or any matter that is the subject of a Warranty Claim.

6.40 Other Actions. Purchaser must not and agrees that it will not commence any legal proceedings against the Company in respect of a Warranty Claim where that would be inconsistent with Sections 6.32, 6.33, 6.34, 6.35, 6.36, 6.37, 6.38, 6.39 and 6.40.

6.41 Materiality Adverse Effect. Any deviations from any of the foregoing Section 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.24, and 6.25 would not reasonably be expected to have a Material Adverse Effect on (a) the Target Companies taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or shall be a party.

Article VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the End Date (the “Interim Period”), subject to Section 7.13, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

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7.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(c) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(d) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than the issuance of Company Share upon the exercise of Company options outstanding as of the date hereof in accordance with their existing terms, or engage in any hedging transaction with a third Person with respect to such securities;

(e) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(f) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of 25,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $100,000 in the aggregate;

(g) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans, Contracts, or in the ordinary course of business consistent with past practice;

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(h) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(i) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(j) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(k) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(l) establish any Subsidiary or enter into any new line of business;

(m) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect;

(n) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with each Party’s outside auditors;

(o) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by such Party or its Affiliates) not in excess of $25,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(p) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(q) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(r) make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $100,000 in the aggregate) other than pursuant to the terms of a Company Material Contract;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(t) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $150,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

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(u) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(v) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(w) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x) accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liability other than in the ordinary course of business consistent with past practice;

(y) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(z) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 7.2. The Company shall notify Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with Purchaser whenever practicable.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company and the Company Representative shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 7.3, or as required by applicable Law, Purchaser shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its respective business organizations, to keep available the services of its respective directors, officers, employees and consultants, and to preserve the possession, control and condition of its respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), including securing the release of all or a portion of the Escrow Amount pursuant to the Extension Escrow Agreement for deposit into the Trust Account in order to secure such extension and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 7.20) or as set forth on Schedule 7.3, as required by applicable Law, during the Interim Period, without the prior written consent of the Company and the Company Representative (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(c) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(d) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

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(e) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(f) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $10,000,000, provided that the Available Closing SPAC Cash shall not be less than USD $7,500,000;

(g) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(h) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(i) terminate, waive or assign any material right under any material agreement to which it is a party or any Purchaser Material Contract;

(j) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(k) establish any Subsidiary or enter into any new line of business;

(l) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(m) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Purchaser’s outside auditors;

(n) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $25,000 individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(o) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(p) make capital expenditures in excess of $25,000 individually for any project (or set of related projects) or $100,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

(r) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(s) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(t) enter into any agreement, understanding or arrangement with respect to the voting of its securities;

(u) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(v) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by Purchaser to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 7.3. Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on Purchaser and its Subsidiaries.

7.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date of this Agreement through the End Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the End Date to maintain the listing of Purchaser Public Units, Purchaser Common Stock and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the End Date, the Parties intend to list on Nasdaq only Purchaser Common Stock and Purchaser Public Warrants.

7.6 No Trading. Each of the Company , the Company Shareholders and the Company Representative acknowledges and agrees that it is aware, and that the their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, the Company Shareholders and the Company Representative each hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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7.7 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Company Shareholder): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Company Shareholder) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Company Shareholder); (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the End Date set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Company Shareholder or the , or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Company Shareholder or the Company Representative) with respect to the consummation of the Transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the End Date have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.8(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, any Company Shareholder or the Company Representative) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the End Date or after the End Date, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the End Date, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.9 Tax Matters.

(a) The Company shall prepare or cause to be prepared at its own expense and the Company shall file all Tax Returns of the Company for all taxable periods ending on or prior to the Closing (“Pre-Closing Periods”) that are filed after the Closing, other than any Tax Return due for the short tax period ending on the Closing (the “Final Pre-Closing Period”). The Company Representative shall provide Purchaser with a copy of the Tax Returns prepared under this Section 7.9(a) at least twenty (20) days prior to the filing of such Tax Returns, and the Company Shareholders will incorporate any reasonable comments made by Purchaser within such 20-day period; provided, that nothing herein shall require the Company to file any Tax Return that, in the opinion of Purchaser’s tax advisors, is not complete and accurate; provided, further, that the Company Shareholders shall not take any position or apply any methodology in preparing any such Tax Return that is not consistent with the Tax practices and methodologies consistently applied in the ordinary course of business by the Company and its Subsidiaries in the preparation of its Tax Returns relating to prior taxable periods (such as, for example and without limitation, practices with respect to the calculation of depreciation expense deductions), provided that such practices and methodologies comply with applicable Law. Except as required by Law, without the prior written consent of the Company Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company, any of its Subsidiaries, Purchaser nor any Affiliate of the Company, the Subsidiaries or Purchaser shall file any amended Tax Return with respect to any such period. To the extent permitted by applicable Law, neither the Company nor its Subsidiaries shall carry back any Tax attribute to any such period. Purchaser shall have the right to handle, defend, conduct and control any Tax Claim relating to any Tax refund arising by operation of the preceding sentence; provided, that Purchaser shall consult periodically with the Company Representative as to strategic and tactical issues for pursuing any Tax Claim and shall consider in good faith any suggestions made by the Company Representative about the conduct of such Tax Claim. Purchaser shall not have the right to compromise or settle any such Tax Claim relating to a refund without the prior consent of the Company Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

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(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries relating to: (i) the Final Pre-Closing Period; and (ii) taxable periods that begin before and end after the Closing (“Straddle Periods”). Purchaser shall deliver to the Company Representative copies of each such Tax Return relating to the Final Pre-Closing Period and Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Liability in respect of any Taxes required to be paid with such Tax Return (computed in accordance with Section 7.9(d)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Company Representative to review and comment on such Tax Return and Tax Statement prior to filing. Purchaser shall not file any such Tax Return relating to the Final Pre-Closing Period and Straddle Periods without the prior written consent of the Company Representative (which shall not be unreasonably withheld, conditioned or delayed); provided that the failure of the Company Representative to deliver written consent to Purchaser prior to the due date for filing such Tax Return shall be deemed to constitute consent. If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Purchaser shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) As promptly as practicable after the date of this Agreement, Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Common Stock to be issued under this Agreement as the Business Combination Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Business Combination (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Common Stock in accordance with Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the amended and restated Purchaser Certificate of Incorporation, including the change of name of Purchaser, (iii) adoption and approval of the New Equity Incentive Plan in substantially the form attached as Exhibit D hereto, and which will provide that (A) the total awards under such New Equity Incentive Plan will be a number of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of Purchaser Common Stock issued and outstanding as of the End Date, and (B) the total awards under an Employee Stock Purchase Plan will be a number of Purchaser Common Stock equal to one percent (1%) of the aggregate number of Purchaser Common Stock issued and outstanding as of Closing; (iv) the appointment of the members of the Post-Closing Board in accordance with Section 7.16 hereof, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser, the Company Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement without adequate notice to and prior consultation with the Company and the Company Representative as is reasonable under the circumstances.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Company or its counsel in discussions with the SEC.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Shareholders, and, pursuant thereto, shall use commercially reasonable efforts to call Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, subject to any necessary adjournments or postponements as described in Section 7.10(a) above.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of Purchaser Special Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, Purchaser Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq as of the End Date.

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7.12 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that Purchaser provides the Company with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the End Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the End Date Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the End Date Press Release and a description of the End Date as required by Federal Securities Laws which Purchaser and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the End Date Filing, the End Date Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

7.13 Confidential Information.

(a) The Company and the Company Representative each hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, the Company Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.12 (a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.12 (a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated, and the transactions contemplated hereby are not consummated, the Company, and the Company Representative shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

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(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.12(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.12 (b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated, and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, as advised by outside counsel, and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, and to enable the Company to seek confidential treatment of such Company Confidential Information, provided that (x) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Confidential Company Information of any Target Company disclosed to such Person until such information ceases to be Confidential Company Information, and (y) Purchaser and its Representatives shall be permitted to retain copies of Company Confidential Information only to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

7.14 Documents and Information. After the End Date, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the End Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the End Date and make the same available for inspection and copying by Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the End Date by Purchaser or its Subsidiaries (including any Target Company) without first advising Purchaser Representative in writing and giving Purchaser Representative a reasonable opportunity to obtain possession thereof.

7.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Purchaser to resign, so that effective as of the End Date, the Purchaser’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals as described in Section 7.14. Prior to the End Date, Purchaser will provide each Post-Closing Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Post-Closing Director.

(b) The officers of Purchaser shall consist of the offers of the Company as of immediately prior to the Effective Time, who shall serve in such capacity in accordance with the terms of Purchaser’s Organizational Documents following the Effective Time.

(c) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the End Date will be the same individuals (in the same office) as that of the Company immediately prior to the End Date (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role). Subject to the approval of Purchaser, the Company may enter into new employment agreements with such officers prior to the End Date.

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7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the End Date and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Purchaser shall cause the Organizational Documents of Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the End Date and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Company’s directors and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

7.17 Use of Trust Account Proceeds. Purchaser shall provide the Company with an estimated written statement of Expenses prepared in good faith (the “Purchaser Expenses Statement”), at least five (5) Business Days prior to the End Date, and shall deliver to the Company a final Purchaser Expenses Statement on or prior to the End Date, which shall be mutually agreed in writing by Purchaser and the Company prior to the payment of any such Expenses from the Trust Account. At the End Date, Purchaser shall cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered. The Parties agree that after the End Date, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any PIPE Investment shall first be used, and Purchaser will make all appropriate arrangements to cause the Trustee to pay (i) Purchaser’s accrued Expenses set forth on Purchaser Expenses Statement, (ii) Purchaser’s deferred Expenses set forth on the final Purchaser Expenses Statement (including cash amounts payable to its underwriter and any legal fees) of the IPO, and (iii) any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses) that are not converted into Purchaser Securities in the aggregate amount of the principal balance and accrued interest for such loans set forth on the final Purchaser Expenses Statement. Any remaining cash will be used for working capital and general corporate purposes of Purchaser.

7.18 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may use commercially reasonable efforts as practicable, after the date of this Agreement and at or prior to the End Date, to enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment, and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). If Purchaser elects to seek a PIPE Investment, Purchaser shall use its commercially reasonable efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. Purchaser shall not terminate, or amend or waive in any manner materially adverse to Purchaser, any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Each of Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Subscription Agreements. Additionally, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or Purchaser reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be materially worse to Purchaser or the Company than those set forth in existing Subscription Agreements. If Purchaser elects to seek such additional Subscription Agreements (containing, solely with respect to any additional Subscription Agreements, terms that are substantially different from the terms of Subscription Agreements then in effect), with the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Purchaser will deliver to the Company true, correct and complete copies of each Subscription Agreement entered into by Purchaser and any other Contracts between Purchaser and PIPE Investors that could affect the obligation of such PIPE Investors to contribute to Purchaser their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the Subscription Agreement of such PIPE Investor. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written consent of Purchaser, not to be unreasonably withheld, delayed or conditioned.

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7.19 New Equity Incentive Plan. Prior to the End Date, Purchaser and the Company shall approve, and Purchaser shall adopt, an equity incentive plan in the form attached hereto as Exhibit D (the “Equity Incentive Plan”), which will provide that (i) the total awards under such Equity Incentive Plan will be a number of shares of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the End Date, and (ii) the total awards under an Employee Stock Purchase Plan will be a number of shares of Purchaser Common Stock equal to one percent (1%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding as of Closing. Within 30 days after the End Date, Purchaser shall file a registration statement on Form S-8 (or other applicable form) with respect to the Shares issuable under the Equity Incentive Plan. Purchaser shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

7.20 Purchaser Completion Obligation. On or before the End Date, Purchaser must, or must procure that each of the following steps are taken or actions be done:

(a) Agreements and Covenants. Purchaser and Purchaser Representative shall perform in all material respects all of their respective obligations and comply in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the End Date.

(b) New Incentive Plan. The new Equity Incentive Plan be adopted and approved by Purchaser.

(c) Secretary Certificate. Purchaser shall deliver to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the End Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

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(d) Good Standing. Purchaser shall deliver to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the End Date from the proper Governmental Authority of Purchaser’s jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the End Date, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(e) Ancillary Documents. Purchaser shall duly execute all Ancillary Documents and those Ancillary Documents shall be in full force and effect accordance with their terms of as of the Closing.

(f) Amended and Restated Purchaser Certificate of Incorporation. At or prior to the Closing, Purchaser must deliver to the Company its amended and restated the Purchaser’s Certificate of Incorporation in form and substance mutually acceptable in good faith to Purchaser and the Company.

(g) Officer Certificate. Purchaser must deliver to Company a certificate, dated as at the End Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the obligations specified in this Section 7.19.

(h) Company Convertible Notes. Purchaser shall assume Company Convertible Notes set forth in the Schedule 7.20(h).

7.21 Company Closing Obligations. Prior to the End Date, Company must, or must procure that each of the following steps are taken or actions be done:

(a) Agreements and Covenants. The Company and the Company Representative shall perform in all material respects all of their respective obligations and comply in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the End Date.

(b) Retention Compensation. The Company terminates or extinguishes any accrued stay or change of control bonuses or incentives and/or any obligations of the Company under any equity or deferred compensation plan, obtained a release of claims from the relevant beneficiary and paid any amounts necessary to obtain such releases.

(c) Pre-Closing Taxes. The Company shall pay or cause to be paid any Pre-Closing Taxes.

(d) Termination of the Shareholders Agreement and Waiver of Pre-emptive Rights. Company shall enter into a deed of termination in respect of the shareholders agreement dated October 31, 2020 (on terms reasonably satisfactory to Purchaser) and the Company shall procure a Pre-emptive Waiver duly executed by each Company Shareholder in respect of the transfer of Company Shares pursuant to the Takeover Offer (if required).

(e) Ancillary Documents. Company shall duly execute all Ancillary Documents and those Ancillary Documents shall be in full force and effect accordance with their terms of as of the Closing.

(f) Transmittal Documents. The Company shall procure that each Company Shareholder deliver to the Exchange Agent its duly executed Transmittal Documents.

(g) Options of the Company. The Company must procure that all of the vested and unvested options of the Company shall be cancelled for nil consideration with the agreement of the corresponding option holders.

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(h) Termination of Certain Contracts. The Company has (to the reasonable satisfaction of Purchaser) terminated the Contracts set forth on Schedule 9.3(i) involving any of the Target Companies and/or other related Persons with no further obligation or Liability of the Target Companies thereunder.

(i) Non-Competition and Non-Solicitation Agreement. The Company must procure that each Significant Company Holder enters into the Non-Competition and Non-Solicitation Agreement.

(j) Joinder Agreement. The Company must procure that each Significant Company Holder enters into the Joinder Agreement.

(k) Termination of ESOP Rules. The Company shall take all required actions to terminate the ESOP Rules at least one (1) Business Days before the Closing and provide evidence satisfactory to Purchaser that all of the vested and unvested options of the Company are cancelled for nil consideration with the agreement of the corresponding option holders.

(l) Secretary Certificate. The Company shall deliver to Purchaser a certificate a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Company Organizational Documents as in effect as of the End Date (immediately prior to the Effective Time), (B) the resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(m) Good Standing. The Company shall deliver to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than three (3) days prior to the End Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the End Date, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(n) Officer Certificate. The Company shall deliver to Purchaser a certificate, dated the End Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in this Section 7.20 with respect to Company.

Article VIII

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Except (a) as otherwise contemplated by Section 10.2, . or (b) in the case of claims against a Person in respect of such Person’s knowing and intentional fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the closing and then only with respect to any breaches occurring after the closing and (ii) this Article VIII.

Article IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions (the “Closing”) shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser (but solely with consent of the Company, in respect of Sections 9.1(b),9.1(f), 9.1(g) and 9.1(j) of the following conditions:

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(a) Required Purchaser Stockholder Approval. Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Purchaser at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Minimum Acceptance. At or before the end of the Takeover Offer Period, Purchaser has a Relevant Interest in the number of Company Shares that represents at least 90% of the aggregate of all the Company Shares on issue (on a fully diluted basis).

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Minimum Cash Requirement. The Available Closing SPAC Cash shall not be less than USD $7,500,000.

(g) No Superior Proposal. That between the date of the Bidder’s Statement and the end of the Offer Period, no bidder’s statement detailing a Superior Proposal by a third party for New Quantum Shares is dispatched to any holders of Company Securities;

(h) Net Tangible Assets Test. Upon the End Date, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the End Date, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j) Nasdaq Listing. The shares of Purchaser Common Stock issued as Business Combination Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

9.2 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X

TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the End Date as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if Purchaser withdraws the Takeover Bid as permitted by the Australian Act for any reason, including non-satisfaction of any of the Conditions or if the Takeover Bid lapses;

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(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.1(l), (m) or (n) to be satisfied (treating the End Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) calendar days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.1(l), (m) or (n) to be satisfied (treating the End Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) calendar days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Company to Purchaser or by Purchaser to Company if a Superior Proposal is publicly announced for Company by a Third Party and a majority of the Company Board recommends that the Superior Proposal be accepted by Company Security Holders provided that always Article III has been complied with and Purchaser has decided not to match the Superior Proposal in accordance with Section 3.8;

(g) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole, following the date of this Agreement which is uncured for at least ten (10) calendar days after written notice of such Material Adverse Effect is provided by Purchaser to the Company; or

(h) by written notice by either Purchaser or the Company to the other, if Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.13, 7.14, 10.3, 11.1, Article XIII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to Section 11.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7, the Parties’ sole right prior to the End Date with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1. Upon the termination of this Agreement for any reason, the Extension Escrow Amount shall be distributed as provided in the Extension Escrow Agreement.

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10.3 Fees and Expenses. Subject to Sections 11.1 and 12.15, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses, as well as any costs and expenses incurred in connection with any PIPE Investment.

10.4 Reserved. [Reserved].

10.5 Limitation of Liability for Acquisition Parties. Notwithstanding any other provision of this Agreement, except in relation to a willful or intentional breach of any provision of this Agreement by a Party:

(a) the maximum liability of an Acquisition Party to all other parties under or in connection with this Agreement including in respect of any breach of this Agreement will be USD $3,000,000;

(b) a payment by an Acquisition Party in accordance with this Article X represents the sole and absolute liability of that Acquisition Party under or in connection with this Agreement and no further damages, fees, expenses or reimbursements of any kind will be payable by that Acquisition Party in connection with this Agreement; and

(c) the amount paid to the recipient under this Article X shall be reduced by the amount of any loss or damage recovered by the other Acquisition Party in relation to a breach of this Agreement.

10.6 Limitation of Liability of Company Representative and Purchaser Representative. Except in relation to a willful or intentional breach of any provision of this Agreement, Company Representative and Purchaser Representative will have no liability to either Acquisition Party and no Acquisition Party will have any liability to Company Representative or Purchaser Representative.

Article XI

WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, the Company Shareholders and the Company Representative hereby each represents and warrants that it/he has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (including any successors after the Business Combination, the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the End Date of the IPO (provided such date may be extended by an additional six (6) months), subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, each Company Shareholder, and the Company Representative hereby agrees on behalf of themselves and their Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, any Company Shareholder, or the Company Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Company Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, each Company Shareholder, and the Company Representative on behalf of themselves and their Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, each Company Shareholder, and the Company Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company, each Company Shareholder, and the Company Representative each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that any Party or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to this Agreement or Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, the Parties each hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that any Party or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to this Agreement and the Transactions which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Party or parties defending such claim, shall be entitled to recover from the Party commencing such Action the associated legal fees and costs in connection with any such Action, in the event the Party defending such Action prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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11.2 Release and Covenant Not to Sue.

(a) Effective as of the End Date, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Company Shareholder (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the End Date or on account of or arising out of any matter occurring on or prior to the End Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the End Date. From and after the End Date, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 11.2.

Article XII

MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

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If to Purchaser at or prior to the End Date, to:

Canna-Global Acquisition Corp.

4640 Admiralty Way, Suite 500

Marina Del Rey, California 90292

Attention: J. Gerald Combs, CEO

Tel: (917)576-2537

Email: gerry@gcombs.com

with a copy (which will not constitute notice) to:

Rimon, P.C.

1990 K Street NW, Suite 420

Washington, DC 20006

Attention: Debbie Klis

Facsimile No.: (202) 935-3390

Telephone No.: (202) 935-3390

E-mail: debbie.klis@rimonlaw.com

If to Purchaser Representative, to: J. Gerald Combs, as Purchaser Representative 4640 Admiralty Way, Suite 500 Marina Del Rey, California 90292 Tel: (917)576-2537 E-mail: gerry@gcombs.com	with a copy (which will not constitute notice) to: Rimon, P.C. 1990 K Street NW, Suite 420 Washington, DC 20006 Attention: Debbie Klis Telephone No.: (202) 935-3390 E-mail: debbie.klis@rimonlaw.com

If to the Company, to:

New Quantum Holdings Pty Ltd

Level 21, 207 Kent St., Sydney

New South Wales, Australia, 2000

Mobile: 703-939-4708

Attn: Hyun Jong Chung, Managing Director

Telephone No.: +61 430 228 328

E-mail: jong@newquantum.com

with a copy (which will not constitute notice) to:

K&L Gates

Level 31, 1 O’Connell Street

Sydney NSW 2000, Australia

Attn: Russell Lyons

Facsimile No.: +61 2 9513 2399

Telephone No.: +61 2 9513 2510

E-mail: Russell.Lyons@klgates.com

If to the Company Representative, to: Hyun Jong Chung Suite 2101, Level 21, 207 Kent Street Sydney NSW 2000, Australia Attn: Hyun Jong Chung Telephone No.: +61 430 228 328 E-mail: jong@newquantum.com with a copy (which will not constitute notice) to:

K&L Gates

Level 31, 1 O’Connell Street, Sydney NSW 2000, Australia

Attn: Russell Lyons

Facsimile No.: +61 2 9513 2399

Telephone No.: +61 2 9513 2510

E-mail: Russell.Lyons@klgates.com

If to Purchaser or the Company after the End Date, to:

New Quantum Holdings, Inc.

Level 21, 207 Kent St., Sydney

New South Wales, Australia, 2000

Mobile: 703-939-4708

Attn: Hyun Jong Chung, Managing Director

Tel:

E-mail:

with a copy (which will not constitute notice) to:

Rimon, P.C.

1990 K Street NW, Suite 420

Washington, DC 20006

Attention: Debbie Klis

Facsimile No.: (202) 935-3390

Telephone No.: (202) 935-3390

E-mail: debbie.klis@rimonlaw.com

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12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, and the Company (and after the End Date, the Purchaser Representative and the Company Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.16 (a), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.4, arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.4. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that cannot be resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York, New York. The language of the arbitration shall be English.

12.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 12.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the Chancery Court of the State of Delaware (or in any other court in the State of Delaware or any appellate court thereof) (the “Specified Courts”). Subject to Section 12.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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12.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, the Company, Purchaser Representative and the Company Representative; provided that any amendment, supplement or modification of this Agreement after the End Date shall also require the prior written consent of the Purchaser Representative.

12.10 Waiver. Each of Purchaser and the Company on behalf of itself and its Affiliates, and the Company Representative on behalf of itself, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Purchaser Representative or the Company Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the End Date shall also require the prior written consent of Purchaser Representative.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes, and schedules attached hereto, which exhibits, annexes, and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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12.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Annex”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Annexes, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

12.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14 Purchaser Representative.

(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints J. Gerald Combs in his capacity as Purchaser Representative, as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the End Date in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them in accordance with Article 7, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.16; (ii) acting on behalf of Purchaser under the Extension Escrow Agreement; (iii) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iv) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of Purchaser under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

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(b) The Company Representative and Company may conclusively and absolutely rely, without inquiry, upon any actions of the Purchaser Representative as the acts of the Purchaser under any Purchaser Representative Documents. The Company Representative and Company shall be entitled to rely conclusively on the instructions and decisions of the Purchaser Representative as to any actions required or permitted to be taken by the Purchaser Representative hereunder, and the Purchaser shall not have any cause of action against the Purchaser Representative or the Purchaser for any reasonable action taken by any of them in reliance upon the instructions or decisions of the Purchaser Representative. All notices or other communications required to be made or delivered to the Purchaser under any Purchaser Representative Document shall be made to the Purchaser Representative for the benefit of the Company, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Purchaser with respect thereto. All notices or other communications required to be made or delivered by the Purchaser shall be made by the Purchaser Representative.

(c) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as Purchaser Representative while acting in good faith and without willful misconduct or gross negligence on behalf of Purchaser, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 12.14 shall survive the End Date and continue indefinitely.

(d) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Purchaser, the Company and the Company Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

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12.15 Company Representative.

(a) The Company, by execution and delivery of this Agreement, hereby irrevocably constitutes and appoints Hyun Jong Chung, in his capacity as the Company Representative, as the agent and attorney-in-fact of Company with full powers of substitution to act in the name, place and stead of the Company under the terms and provisions of this Agreement and the Ancillary Documents to which the Company Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Company Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Company, if any, as the Company Representative will deem reasonably necessary or appropriate in connection with any of the Transactions contemplated under the Company Representative Documents, including: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them in accordance with Article 7, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.16; (ii) acting on behalf of the Company under the Extension Escrow Agreement; (iii) terminating, amending or waiving on behalf of the Company any provision of any Company Representative Document (provided, that any such action, if material to the rights and obligations of the Company in the reasonable judgment of the Company Representative; (iv) signing on behalf of the Company any releases or other documents with respect to any dispute or remedy arising under any Company Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Company Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Company Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing;; and (viii) otherwise enforcing the rights and obligations of the Company under any Company Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of the Company. All decisions and actions by the Company Representative shall be binding upon the Company . The provisions of this Section 12.15 are irrevocable and coupled with an interest. The Company Representative hereby accepts its appointment and authorization as the Company Representative under this Agreement.

(b) The Purchaser Representative and Purchaser may conclusively and absolutely rely, without inquiry, upon any actions of the Company Representative as the acts of the Company under any Company Representative Documents. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Representative as to any actions required or permitted to be taken by the Company Representative hereunder, and the Company shall not have any cause of action against the Purchaser Representative or the Purchaser for any reasonable action taken by any of them in reliance upon the instructions or decisions of the Company Representative. All notices or other communications required to be made or delivered to the Company under any Company Representative Document shall be made to the Company Representative for the benefit of the Company, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company with respect thereto. All notices or other communications required to be made or delivered by the Company shall be made by the Company Representative.

(c) The Company Representative will act for the Company on all of the matters set forth in this Agreement in the manner the Company Representative believes to be in the best interest of the Company, but the Company Representative will not be responsible to the Company for any Losses that the Company may suffer by reason of the performance by the Company Representative of the Company Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Company Representative in the performance of its duties under this Agreement. From and after the End Date, the Company shall indemnify, defend and hold the Company Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Company Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Company Representative’s duties under any Company Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Company Representative. In no event shall the Company Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Company Representative shall not be liable for any act done or omitted under any Company Representative Document as the Company Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Company Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Company Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Company Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Company Representative under this Section 12.15 shall survive the End Date and continue indefinitely.

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(d) The Person serving as the Company Representative may resign upon ten (10) days’ prior written notice to Company, the Purchaser and the Purchaser Representative, provided, that the Company Representative appoints in writing a replacement Company Representative. Each successor Company Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Company Representative, and the term “Company Representative” as used herein shall be deemed to include any such successor Company Representatives.

12.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Rimon, P.C. may have, prior to Closing, jointly represented Purchaser, Purchaser Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Rimon, P.C. will be permitted in the future, after Closing, to represent Purchaser, the Sponsor, or their respective Affiliates, in connection with matters in which such Persons are adverse to Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Company Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Rimon, P.C.’s future representation of one or more of Purchaser, the Sponsor, or their respective Affiliates, in which the interests of such Person are adverse to the interests of Purchaser, the Company, and/or the Company Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Rimon, P.C. of the Sponsor, Purchaser, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Rimon, P.C. with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the End Date and the privilege and the expectation of client confidence relating thereto shall belong to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative, and shall not pass to or be claimed by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser, or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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(b) The Parties agree that, notwithstanding the fact that K&L Gates may have, prior to Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented the Company the Company Shareholders, the Company Representative and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, K&L Gates will be permitted in the future, after Closing, to represent the Company the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Purchaser, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive and to cause its Affiliates (including the Sponsor and the Purchaser Representative after the End Date) to waive any actual or potential conflict of interest that may hereafter arise in connection with K&L Gates’s future representation of one or more of the Company Shareholders or their Affiliates in which the interests of such Person are adverse to the interests of Purchaser, the Purchaser Representative, Sponsor and/or the Company and/or other Company Shareholders or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by K&L Gates of the Company the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company Shareholders and the Company Representative shall be deemed the clients of K&L Gates with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the End Date and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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Article XIII

DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in its confidentiality agreements with Purchaser; provided that such agreement and any related agreements (i) need not contain “standstill” provisions and (ii) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the End Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Acquisition Party” has the meaning set forth in Section 1.2(a).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Advisers” means, in relation to an entity, its legal, financial and other expert advisers.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Canna-Global LLC shall be deemed to be an Affiliate of Purchaser prior to the End Date.

“Aggregate PIPE Proceeds” means the cash proceeds actually received by Purchaser in respect of the PIPE Investment and held in a bank account owned and controlled by Purchaser on Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“ASIC” means the Australian Securities and Investments Commission.

“Available Closing SPAC Cash” means all amounts in the Trust Account, after reduction for the aggregate amount of payments required to be made in connection with the Redemption and consummation by Purchaser of the transactions contemplated herein, including the Aggregate PIPE Proceeds and excluding the SPAC Closing Net Debt.

“Australian Act” means the Corporations Act 2001 (Cth), which is the principal legislation regulating business entities (primarily companies) in Australia..

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

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“Bidder’s Statement” means Purchaser’s statement to be issued by Purchaser in respect of the Takeover Bid in accordance with Chapter 6 of the Australian Act.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Claim” includes a claim, notice, demand, action, proceeding, litigation, prosecution, arbitration, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a Third Party or a Party to this Agreement or otherwise.

“Closing” has the meaning set forth in Section 9.1.

“Closing Filing” has the meaning as defined in Section 7.13(b) of this Agreement.

“Closing Press Release” has the meaning as defined in Section 7.13(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Acquisition Agreement” has the meaning set forth in Section 3.8(a).

“Company Adverse Recommendation Change” means any change in the recommendation of the Company’s Board described in Section 3.4(a), as a result of which the Company’s Board is no longer recommending, or has qualified its recommendation that the Company’s Shareholders approve the Transactions.

“Company Board” means the board of directors of Company.

“Company Constitution” means the Company’s constitution, as amended and effective under the Australian Act, prior to the Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Notes” means convertible notes set forth on Schedule 7.20(h).

“Company Director” means a director of Company.

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“Company Ordinary Share” means a fully paid ordinary share in the capital of the Company.

“Company Shares” means the Company Ordinary Shares.

“Company Security Holders” means, collectively, the holders of Company Shares.

“Company Shareholders” means, collectively, the holders of Company Shares.

“Company Warranty” means each of the warranties and representations given by the Company in Article VI.

“Competing Proposal” means any expression of interest, proposal, offer or transaction notified to the Company Board which, if completed substantially in accordance with its terms, would mean a person (other than Purchaser or its Affiliates) would:

(a) directly or indirectly, acquire an interest or Relevant Interest in or become the holder of:

(i) 90% or more of all Company Shares;

(ii) voting power of more than 90% in Company;

(iii) all or substantially all of the business conducted by the Target Companies.

(b) acquire control of Company, within the meaning of section 50AA of the Australian Act; or

(c) otherwise directly or indirectly acquire or merge with Company or acquire an economic interest in the whole or a substantial part of Company or its businesses or assets (including by takeover offer, scheme of arrangement, capital reduction, sale of assets, strategic alliance, joint venture, partnership or reverse takeover bid).

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Conditions” means the conditions to the Takeover Offer which are set out in Article IX.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Cut-Off Time” means 5.00pm June 15, 2023 Eastern Standard Time.

“Data Room” means the electronic data room hosted by SecureDocs at https://newquantum.securedocs.com/folders/64212c71f05a6f6159272525.

“DGCL” means Delaware General Corporations Law.

“End Date” means the earlier of:

(a) date of termination of this Agreement in accordance with its terms; and

(b) the end of the Takeover Offer Period,

or such other date as the Parties agree.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Incentive Plan” has the meaning set forth in Section 7.19.

“Escrow Agent” means Rimon, P.C., the law firm of the Purchaser, which will hold, disburse and invest funds deposited by the Company in accordance with the Extension Escrow Agreement.

“Escrow Amount” means a maximum amount of USD$639,693.90, to be remitted by the Company to the Escrow Agent with a first installment in the amount of USD$319,846.95 to be paid to the Escrow Agent on or before July 1, 2023, and subsequent equal monthly installments in the amount of USD$106,615.65 no later than seven (7) business days before the first of the month beginning on September 1, 2023 with such monthly installments terminating on the earlier of: (i) Closing; (ii) the termination of this Agreement; and (iii) 31 December 2023, pursuant to the Extension Escrow Agreement fund the Extension Expenses.

“ESOP Rules” means the Employee Option Plan Rules of the Company dated June 29, 2020.

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“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension Escrow Agreement” means the extension escrow agreement by and among Purchaser, the Company and Escrow Agent.

“Extension Expenses” has the meaning set forth in Section 7.3(b)(iv).

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by any Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Insider Letter” means the Letter Agreement dated November 29, 2021 to Purchaser from Canna-Global LLC and other parties, as filed as Exhibit 10.7 to the Current Report on Form 8-K filed by Purchaser with the SEC on November 30, 2021.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of November 29, 2021, and filed with the SEC on November 30, 2021 (File No. 333-258619).

“IPO Underwriter” means EF Hutton, a division of Benchmark Investments, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Executive” means Hyun Jong Chung, Kar Chua, Babar Ali.

“Key Employee” means Babar Ali.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, and (ii) the Purchaser, the actual knowledge of its directors or officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law (including the Australian Act), statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 6.15.

“Letter of Transmittal” has the meaning set forth in Recitals.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-up Shareholder” means Company Shareholder that owns more than one percent (1%) of the issued and outstanding shares of the Company at Closing.

“Lodgment Date” means the date Purchaser lodges the Bidder’s Statement with ASIC.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Material Contract” means any contract or other arrangement to which Purchaser or a Target Company, as applicable, is a party and for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

“Nasdaq” means the Nasdaq Global Market.

“New Incentive Equity Plan” means the incentive equity plan attached hereto as Exhibit F.

“Officers” means, in relation to an entity, its directors, officers, and employees.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Real Property” has the meaning set forth in Section 6.15.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

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“Per Share Consideration” means the quotient of (i) the Common Consideration divided by (ii) the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section Article IV).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “sensitive personal information” such as geolocation, race, religion and union membership, genetics, or biometrics, “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investor” means additional investment obtained by Purchaser and the Company after the date of the Agreement and prior to the Closing, by entering into subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser in connection with a private placement, and/or entering into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably.

“Post-Closing Board” has the meaning set forth in Section 7.15(a).

“Post-Closing Directors” has the meaning set forth in Section 1.4(b).

“Pre-Closing Taxes” means any (a) U.S. federal, state, or local or non-U.S. tax obligations owed by any company of the Company Group for any taxable period (or portion thereof) ending at or before the Effective Time.

“Pre-emptive Waiver” means the pre-emptive waiver to be executed by each Company Shareholder as part of the Takeover Acceptance Form waiving all of their pre-emptive rights in connection with the transfer of Company Shares pursuant to the Takeover Offer.

“Preference Shares” or “Redeemable Preference Shares” shall mean the redeemable preference shares on issue in the Company, which in accordance with their terms of issue have: (a) a face value of $1.00 per share; (b) a maturity date after which the shares will be redeemed by the Company; (c) a specified coupon rate of interest that is payable on the face value; (d) no voting rights in the Company; and (e) no right to be converted into ordinary shares in the capital of the Company, and for which all intents and purposes the parties agree will be treated as debt of the Company.

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“Preference Shareholder” means the holder of one or more Preference Shares of the Company.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable international jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including, without limitation, Australian Privacy Principles under the Privacy Act 1988, the EU’s General Data Protection Regulation, the UK’s General Data Protection Regulation, the US Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act, ; and any and all similar international, state and federal Laws relating to data subject privacy rights, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed a percentage equal to (i) the portion of the Shareholder Business Combination Consideration payable by Purchaser to such Company Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Shareholder Business Combination Consideration payable by Purchaser to all Company Shareholders in accordance with the terms of this Agreement.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Purchaser” means Canna-Global Acquisition Corp. a Delaware corporation

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware pursuant to the DGCL on December 1, 2021. as amended in part by the First Amendment to the Second Amended and Restated Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware pursuant to the DGCL on November 30, 2022.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.000001 per share, of Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.000001 per share, of Purchaser.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Company Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, the Company Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the End Date, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

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“Purchaser’s Organizational Documents” means the Purchaser Certificate of Incorporation and Bylaws of Purchaser.

“Purchaser Preferred Shares” means preferred shares, par value $0.000001 per share, of Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to Canna-Global LLC at the time of the consummation of the IPO with each unit consisting of one (1) share of Purchaser Class A Common Stock and one Purchaser Private Warrant.

“Purchaser Private Warrants” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means Purchaser Units, Purchaser Common Stock, Purchaser Preferred Shares and Purchaser Warrants, collectively.

“Purchaser Security Holders” means, collectively, the holders of Company Securities.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Purchaser’s Organizational Documents” means Purchaser’s Certificate of Incorporation and Bylaws, each as amended to date.

“Record Date” means the Record Date as nominated in the Bidder’s Statement in accordance with the Australian Act.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the End Date).

“Register” means the share register of Company and Registry has a corresponding meaning.

“Register Date” means the date set by Purchaser pursuant to section 633(2) of the Australian Act.

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit G hereto.

“Regulatory Permits” means all permits, licenses, certifications, approvals, registrations, consents, orders, clearances, franchises, variances, exemptions and similar authorizations required from Governmental Authorities that are necessary and material for the conduct of the business of the Company Group as currently conducted.

“Reference Time” means the close of business of the Company on the End Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the End Date, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the End Date as currently due and owing without contingency as of the Reference Time).

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“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Relevant Interest” means directly or indirectly, acquire an interest or Relevant Interest in or become the holder of:

(i) 90% or more of all Company Shares;

(ii) voting power of more than 90% in Company;

(iii) all or substantially all of the business conducted by the Target Companies.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Company Vote” means, in relation to the Takeover Bid, obtaining a Relevant Interest in the number of Company Shares that represents at least 90% of the aggregate of all the Company Shares on issue (on a fully diluted basis).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning set forth in Section 5.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Business Combination Consideration” means as defined in Section 1.7.

“Significant Company Holder” means any Company Shareholder who (i) is an executive officer or director of the Company or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company.

Significant Purchaser Holder” means any Purchaser Shareholder who (i) is an executive officer or director of the Purchaser or (ii) owns more than ten percent (10%) of the issued and outstanding shares of the Purchaser.

“Signing Filing” means as defined in Section 7.13(b).

“Signing Press Release” means as defined in Section 7.13(b).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Canna-Global LLC.

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“Subscription Agreement” means one or more subscription agreements received by Purchaser or the Company in connection with a PIPE Investment or alternative financing

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means a Competing Proposal with respect to which the Company’s Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law, and which is:

(a) reasonably capable of being completed considering all aspects of the Competing Proposal; and

(b) more favorable to Company Shareholders than the Takeover Bid, considering all terms and conditions of the Competing Proposal.

“Superior Proposal Notice Period” means as defined in Section 3.8(d)(i).

“Takeover Bid” means the off-market takeover bid by Purchaser for all Company Shares to be implemented in accordance with Chapter 6 of the Australian Act.

“Takeover Offer” means the offer to Company Shareholders by way of the Takeover Bid in respect of the Company Shares on issue as at the date of the Takeover Offer.

“Takeover Offer Date” means:

(a) the date which is 5 Business Days after the Lodgment Date, unless the parties otherwise agree on an earlier dispatch date for the Takeover Offer following lodgment of the Bidder’s Statement with ASIC, in which case the Takeover Offer Date will be the earlier dispatch date agreed by the parties; or

(b) such other date agreed on in writing by the parties.

“Takeover Offer Period” means the period during which the Takeover Offer is open for acceptance.

“Target Companies” means the Company and its direct and indirect Subsidiaries, if any.

“Target’s Statement” means the target’s statement to be issued by Company in respect of the Takeover Bid under section 638 of the Australian Act.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Third Party” means a person other than Company, Purchaser or their respective

Affiliates.

“Third Party Claim” means a Claim made or threatened by any person other than the Company or Purchaser against Purchaser or the Company.

“Timetable” means the timetable to be agreed by the parties in writing within 5 Business Days of the signing of this Agreement.

“Title and Capacity Warranties” means the Company Warranties contained in Sections 6.1, 6.2, 6.3 and 6.4.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the End Date and not paid prior to the End Date (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the End Date pursuant to any agreement to which any Target Company is a party prior to the End Date which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser or any Target Company in connection with the Business Combination or the other transactions contemplated by this Agreement, but for the avoidance of doubt excludes any non-cash payments that are made by the Company prior to closing (such as the issue of equity securities in the Company).

“Transmittal Documents” has the meaning set forth in Recitals.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

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“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 29, 2021, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“Warranty Claim” means any Claim brought or instituted by Purchaser (or any person making a Claim through or on behalf of Purchaser) against the Company or any of them for breach of any of the Company Warranties or for breach of any other obligation of the Company expressed or implied by this Agreement.

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IN WITNESS WHEREOF, each Party hereto has caused this Bid Implementation and Business Combination Agreement to be signed and delivered as of the date first written above.

Purchaser:

Canna-Global Acquisition Corp.

By:	/s/ J. Gerald Combs
Name:	J. Gerald Combs
Title:	Chief Executive Officer

Purchaser Representative:

J. Gerald Combs, solely in his capacity as Purchaser Representative hereunder

By:	/s/ J. Gerald Combs
Name:	J. Gerald Combs
Title:	Chief Executive Officer

The Company:

New Quantum Holdings Pty Ltd.

By:	/s/ Hyun Jong Chung
Name:	Hyun Jong Chung
Title:	Managing Director

The Company Representative:

Hyun Jong Chung, solely in his capacity as the Company Representative hereunder

By:	/s/ Hyun Jong Chung
Name:	Hyun Jong Chung
Title:	Managing Director

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ANNEX I

ANNEX II

ANNEX III